Exhibit 99.1

GAP INC. REPORTS FLAT APRIL SALES;

COMPARABLE STORE SALES DOWN 3 PERCENT

Company Expects to Report First Quarter Earnings Per Share of $0.26 to $0.27

SAN FRANCISCO – May 4, 2006 – Gap Inc. (NYSE: GPS) today reported net sales of $1.23 billion for the four-week period ended April 29, 2006, which is flat to net sales of $1.23 billion for the same period ended April 30, 2005. The company’s comparable store sales for April 2006 decreased 3 percent compared with a 5 percent decrease in April 2005.

Comparable store sales by division for April 2006 were as follows:

Gap North America: negative 2 percent versus negative 9 percent last year

Banana Republic North America: positive 1 percent versus negative 6 percent last year

Old Navy North America: negative 6 percent versus flat last year

International: negative 3 percent versus negative 12 percent last year

“April comparable store sales improved relative to March, reflecting the impact of the shift of Easter to April this year,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “Merchandise margins were above last year, but will likely experience pressure in May as we work through remaining Spring markdowns.”

First Quarter Sales Results and Earnings Guidance

For the 13 weeks ended April 29, 2006, total company net sales were $3.44 billion, which is a decrease of 5 percent to net sales of $3.63 billion for the same period ended April 30, 2005. The company’s first quarter comparable store sales decreased 9 percent compared with a decrease of 4 percent in the first quarter of the last year.

The company announced that it expects earnings per share for the first quarter to be $0.26 to $0.27.

The company reiterated that it expects year-over-year inventory per square foot to be down in the low-single digits at the end of the first quarter.

Comparable store sales by division for the first quarter were as follows:

Gap North America: negative 8 percent versus negative 4 percent last year

Banana Republic North America: negative 5 percent versus negative 4 percent last year

Old Navy North America: negative 11 percent versus negative 4 percent last year

International: negative 11 percent versus negative 6 percent last year

As of April 29, 2006, Gap Inc. operated 3,070 store locations compared with 3,010 store locations last year.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. will release its first quarter earnings via press release on May 18, 2006 at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s first quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

Gap Inc. will announce May sales on June 1, 2006

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) merchandise margins in May 2006; (ii) earnings per share for the first quarter of fiscal year 2006 and (iii) year-over-year change in inventory per square foot at the end of the first quarter of fiscal year 2006.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise from the company’s due diligence during the close process or other subsequent events that would require the company to reevaluate its assumptions or make other adjustments; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006.

These forward-looking statements are based on information as of May 4, 2006, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations: Mark Webb 415-427-2161	Media Relations: Kris Marubio 415-427-1798